Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 9, 2020, with respect to the consolidated financial statements of Digital Media Solutions Holdings, LLC included in Amendment No. 3 to the Registration Statement (Form S-4) and related Prospectus of Leo Holdings Corp. for the registration of 36,812,807 shares of its common stock and 14,000,000 warrants.

/s/ Ernst & Young LLP

Tampa, Florida

June 22, 2020